Filed Pursuant to Rule 424(b)(4)

Registration No. 333-213594

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	14,300,000	$25.62 (1)	$366,366,000.00	$36,893.06 (1)(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of Blue Buffalo Pet Products, Inc.’s common stock on September 12, 2016, as reported on the Nasdaq Global Select Market.
(2)	Calculated in accordance with Rule 457(r) and relates to the registration statement on Form S-3 (File No. 333-213594) filed on September 12, 2016.

Prospectus

Blue Buffalo Pet Products, Inc.

14,300,000 shares

The selling stockholders are selling 14,300,000 shares of common stock. We will not be selling any shares in this offering and will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on the NASDAQ Global Select Market, or NASDAQ, under the symbol “BUFF.” The last reported sale price of our common stock on the NASDAQ on September 9, 2016 was $25.49 per share.

The underwriters have agreed to purchase the shares of common stock from the selling stockholders at a price of $24.8273 per share, which will result in $355,030,390 of proceeds to the selling stockholders before expenses. The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about September 16, 2016.

J.P. Morgan	Citigroup

The date of this prospectus is September 12, 2016.

You should rely only on the information contained in, or incorporated by reference into, this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus and the information incorporated by reference into this prospectus is accurate only as of its date, in each case, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of shares of our common stock. Information contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that information contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such information. Information so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read carefully the entire prospectus, as well as the information and documents incorporated by reference into the prospectus, before making an investment decision.

For investors outside the United States: the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. Neither we, the selling stockholders nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

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Prospectus Summary

This summary does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus and the information and documents incorporated by reference herein carefully, including “Risk Factors” and our consolidated financial statements and related notes incorporated by reference into this prospectus, before making an investment decision. In this prospectus, the terms “Blue Buffalo,” “we,” “us,” “our” and the “Company” refer to Blue Buffalo Pet Products, Inc. and our consolidated subsidiaries and the term “BLUE” refers to the BLUE brand.

Our Company

We are the fastest growing major pet food company in the United States, selling dog and cat food made with whole meats, fruits and vegetables, and other high-quality, natural ingredients. BLUE is a billion dollar brand and is the #1 brand in the Wholesome Natural market segment. We currently have approximately 6% share of the U.S. pet food market and feed only 2-3% of the 164 million pets in the United States. With a proven new user acquisition strategy, we are committed to converting more pet parents into True Blue Believers and continuing to increase our share of the attractive $27 billion U.S. pet food market.

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC that are incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find Additional Information.”

Our Sponsor

Invus, L.P., or Invus or our Sponsor, has been our principal financial backer since its initial investment in 2006. Invus is a private investment firm based in New York. Invus benefits from an evergreen investment structure managing family capital with a long-term strategic perspective. Invus and its affiliates have been investing in companies who seek to transform their industries since 1985.

Our Corporate Information

We were originally formed as a limited liability company in August 2002 under the name The Blue Buffalo Company, LLC. In December 2006, we converted into a corporation under the name Blue Buffalo Company, Ltd. In July 2012, we undertook a corporate reorganization and exchanged the stock of Blue Buffalo Company, Ltd. for the stock of Blue Buffalo Pet Products, Inc., a newly formed Delaware corporation. As part of the corporate reorganization, Blue Buffalo Pet Products, Inc. established another Delaware corporation, Blue Pet Products, Inc., which then became the sole shareholder of Blue Buffalo Company, Ltd. Blue Buffalo Company, Ltd. remains our operating company.

Our principal offices are located 11 River Road, Suite 103, Wilton, Connecticut 06897. Our telephone number is (203) 762-9751. We maintain a website at www.bluebuffalo.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus nor is it incorporated by reference herein.

THE OFFERING

Common Stock offered by the Selling Stockholders	14,300,000 shares.

Common Stock to be Outstanding after this Offering	196,494,867 shares.

Use of Proceeds	We will not receive any proceeds from the sale of shares of our common stock in this offering by the selling stockholders. However, we will pay certain expenses, other than underwriting discounts and commissions, associated with this offering. See “Use of Proceeds.”

Controlled Company	Upon the closing of this offering, our Sponsor will own approximately 87,460,875 shares, or 44.5%, of our outstanding common stock. Together, our Sponsor and The Bishop Family Limited Partnership constitute a “group” that controls a majority of the voting power of our outstanding common stock and collectively will hold 99,608,789 shares, or 50.7%, of our outstanding common stock. As a result, we will remain a “controlled company” within the meaning of the listing rules, and therefore will continue to be exempt from certain of the corporate governance listing requirements, of the NASDAQ Global Select Market, or NASDAQ.

Risk Factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

NASDAQ trading symbol	“BUFF.”

In this prospectus, the number of shares of our common stock to be outstanding after this offering is based on 196,444,867 shares of our common stock outstanding as of September 6, 2016, and:

•	excludes 4,076,119 shares of common stock issuable upon exercise of stock options outstanding as of September 6, 2016 under our 2012 Blue Buffalo Pet Products, Inc. Stock Purchase and Option Plan, or the 2012 Plan, at a weighted average exercise price of $6.11 per share;

•	excludes 392,736 shares of common stock issuable upon exercise of stock options outstanding as of September 6, 2016 at a weighted average exercise price of $25.38 and 85,568 shares of common stock issuable upon settlement of Restricted Stock Units outstanding, in each case under our 2015 Omnibus Incentive Plan, or the 2015 Plan;

•	excludes 89,035 shares of common stock reserved for future issuance under our 2012 plan and 7,843,075 shares of common stock reserved for future issuance under our 2015 Plan; and

•	is adjusted to reflect the issuance of 50,000 shares of our common stock to holders of stock options under the 2012 Plan upon exercise thereof, which shares are to be sold in this offering.

Unless otherwise indicated, this prospectus reflects and assumes no exercise of outstanding options after September 6, 2016.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risk factors, as well as the other information included in, or incorporated by reference into, this prospectus, including our consolidated financial statements and the related notes that are incorporated by reference into this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition may be materially adversely affected. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

We may not be able to successfully implement our growth strategy on a timely basis or at all.

Our future success depends, in large part, on our ability to implement our growth strategy of expanding distribution and improving placement of our products in the stores of our retail partners, attracting new consumers to our brand and introducing new products and product line extensions and expanding into new markets. Our ability to implement this growth strategy depends, among other things, on our ability to:

•	enter into distribution and other strategic arrangements with retailers and other potential distributors of our products;

•	continue to effectively compete in specialty channels;

•	secure shelf space in the stores of our retail partners;

•	increase our brand recognition by effectively implementing our marketing strategy and advertising initiatives;

•	expand and maintain brand loyalty;

•	develop new products and product line extensions that appeal to consumers;

•	maintain and, to the extent necessary, improve our high standards for product quality, safety and integrity;

•	maintain sources for the required supply of quality raw ingredients to meet our growing demand;

•	successfully expand our internal manufacturing capabilities, including the construction of additional manufacturing facilities;

•	successfully operate our Heartland facility;

•	further expand in both new and existing international markets;

•	identify and successfully enter and market our products in new geographic markets and market segments; and

•	educate the veterinarian community about our new line of veterinary exclusive therapeutic products and generate recommendations from veterinarians for our current portfolio of wholesome natural products.

We may not be able to successfully implement our growth strategy and may need to change our strategy. If we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful, our business, financial condition and results of operations may be materially adversely affected.

The growth of our business depends on our ability to accurately predict consumer trends and demand and successfully introduce new products and product line extensions, improve existing products and offer our products at attractive price points.

Our growth depends, in part, on our ability to successfully introduce new products and product line extensions and improve and reposition our existing products to meet the requirements of pet parents and the dietary needs of their pets. This, in turn, depends on our ability to predict and respond to evolving consumer trends, demands and preferences. The development and introduction of innovative new products and product line extensions involve considerable costs. In addition, it may be difficult to establish new supplier relationships and determine appropriate product selection when developing a new product or product line extension. Any new product or product line extension may not generate sufficient customer interest and sales to become a profitable product or to cover the costs of its development and promotion and may reduce our operating income. In addition, any such unsuccessful effort may adversely affect our brand. If we are not able to anticipate, identify or develop and market products that respond to changes in requirements and preferences of pet parents and their pets or if our new product introductions or repositioned products fail to gain consumer acceptance, we may not grow our business as anticipated, our sales may decline and our business, financial condition and results of operations may be materially adversely affected. If our retail prices were to increase due to a price increase by us or by price increases or lower promotions by our retailer partners, the consumer demand for our products and hence our sales may decline.

Any damage to our reputation or our brand could have a material adverse effect on our business, financial condition, and results of operations.

Maintaining our strong reputation with consumers, our retail partners and our suppliers is critical to our success. Our brand may suffer if our marketing plans or product initiatives are not successful. The importance of our brand may increase if competitors offer more products with formulations similar to ours. Price competition between retailers may drive our retail prices down and may adversely impact our brand equity and reputation among consumers and/or retailers. Further, our brand may be negatively impacted due to real or perceived quality issues or if consumers perceive us as being untruthful in our marketing and advertising, even if such perceptions are not accurate. Product contamination, the failure to maintain high standards for product quality, safety and integrity, including raw materials and ingredients obtained from suppliers, or allegations of product quality issues, mislabeling or contamination, even if untrue or caused by our third-party contract manufacturers or raw material suppliers, may reduce demand for our products or cause production and delivery disruptions. We maintain guidelines and procedures to ensure the quality, safety and integrity of our products. However, we may be unable to detect or prevent product and/or ingredient quality issues, mislabeling or contamination, particularly in instances of fraud or attempts to cover up or obscure deviations from our guidelines and procedures. For example, in September 2014 we discovered that a facility owned by a major supplier of ingredients to the pet food industry, including Blue Buffalo, for a period of time, had mislabeled as “chicken meal” or “turkey meal” ingredients that contained other poultry-based ingredients that were inappropriate for inclusion in “chicken meal” or “turkey meal” under industry standards, and it appears that this mislabeling was deliberate. If any of our products become unfit for consumption, cause injury or are mislabeled, we may have to engage in a product recall and/or be subject to liability. Damage to our reputation or our brand or loss of consumer confidence in our products for any of these or other reasons could result in decreased demand for our products and our business, financial condition and results of operations may be materially adversely affected.

Our growth and business are dependent on trends that may change or not continue, and our historical growth may not be indicative of our future growth.

The growth of the overall pet food industry depends primarily on the continuance of current trends in humanization of pets and premiumization of pet foods as well as on general economic conditions, the size of the pet population and average dog size. The growth of the Wholesome Natural market segment and our business, in particular, depends on the continuance of such humanization and premiumization trends and health and wellness trends. We also benefit from the rapid growth rates and our share gains in the specialty channels we participate in, such as pet superstores, farm and feed stores and eCommerce. These trends may not continue or may change. In the event of a decline in the overall number or average size of pets, a change in the humanization, premiumization or health and wellness trends or during challenging economic times, we may be unable to persuade our customers and consumers to purchase our branded products instead of lower-priced products, and our business, financial condition and results of operations may be materially adversely affected and our growth rate may slow or stop. In addition, while we expect that our net sales will continue to increase, we believe that our growth rate will decline in the future as our scale increases.

There may be decreased spending on pets in a challenging economic climate.

The United States and other countries have experienced and continue to experience challenging economic conditions. Our business, financial condition and results of operations may be materially adversely affected by a challenging economic climate, including adverse changes in interest rates, volatile commodity markets and inflation, contraction in the availability of credit in the market and reductions in consumer spending. In addition, a slow-down in the general economy or a shift in consumer preferences for economic reasons or otherwise to regional, local or Private Label products or other less expensive products may result in reduced demand for our products which may affect our profitability. The keeping of pets and the purchase of pet-related products may constitute discretionary spending for some of our consumers and any material decline in the amount of consumer discretionary spending may reduce overall levels of pet ownership or spending on pets. As a result, a challenging economic climate may cause a decline in demand for our products which could be disproportionate as compared to competing pet food brands since our products command a price premium. In addition, we cannot predict how current or worsening economic conditions will affect our retail partners, suppliers and distributors. If economic conditions result in decreased spending on pets and have a negative impact on our retail partners, suppliers or distributors, our business, financial condition and results of operations may be materially adversely affected.

Our business depends, in part, on the sufficiency and effectiveness of our marketing and trade promotion programs.

Due to the highly competitive nature of our industry, we must effectively and efficiently promote and market our products through television, internet and print advertisements as well as trade promotions and incentives to sustain our competitive position in our market. Marketing investments may be costly. In addition, we may, from time to time, change our marketing strategies and spending, including the timing or nature of our trade promotions and incentives. We may also change our marketing strategies and spending in response to actions by our competitors and other pet food companies. For instance, starting in the second half of 2013, the largest pet food company in the United States initiated a significant increase in its promotional spending, which resulted in other pet food companies, including us, increasing their own promotional spending. The sufficiency and effectiveness of our marketing and trade promotions and incentives are important to our ability to retain and/or improve our market share and margins. If our marketing and trade promotions and incentives are not successful or if we fail to implement sufficient and effective marketing and trade promotions and incentives or adequately respond to changes in our competitors’ marketing strategies, our business, financial condition and results of operations may be adversely affected.

If we are unable to maintain or increase prices, our margins may decrease.

Our success depends in part upon our ability to persuade consumers to purchase our branded products, which generally command a price premium as compared to prices of Engineered and Private Label products. Some products in the Engineered market segment may be labeled as “natural” in accordance with the AAFCO regulatory definition even though they do not satisfy all the requirements of the Wholesome Natural market segment. These products are often priced lower than ours and even if we do not increase prices, consumers may choose to purchase such products instead of ours, based on the fact that such products cost less but yet are still labeled as “natural.”

We rely in part on price increases to offset cost increases and improve the profitability of our business. Our ability to maintain prices or effectively implement price increases may be affected by a number of factors, including competition, effectiveness of our marketing programs, the continuing strength of our brand, market demand and general economic conditions, including inflationary pressures. In particular, in response to increased promotional activity by other pet food companies, we have increased our promotional spending, which has resulted in a lower average price per pound for our products and has adversely impacted our gross margins. During challenging economic times, consumers may be less willing or able to pay a price premium for our branded products and may shift purchases to lower-priced or other value offerings, making it more difficult for us to maintain prices and/or effectively implement price increases. In addition, our retail partners and distributors may pressure us to rescind price increases that we have announced or already implemented, whether through a change in list price or increased promotional activity. If we are unable to maintain or increase prices for our products or must increase promotional activity, our margins may be adversely affected. Furthermore, price increases generally result in volume losses, as consumers purchase fewer units. If such losses are greater than expected or if we lose distribution due to a price increase, our business, financial condition and results of operations may be materially adversely affected.

If our products are alleged to cause injury or illness or fail to comply with governmental regulations, we may need to recall our products and may experience product liability claims.

Our products may be exposed to product recalls, including voluntary recalls or withdrawals, if they are alleged to cause or pose a risk of injury or illness or if they are alleged to have been mislabeled, misbranded or adulterated or to otherwise be in violation of governmental regulations. We may also voluntarily recall or withdraw products that we consider do not meet our standards, whether for palatability, appearance or otherwise, in order to protect our brand and reputation. For example, in 2015 and 2016, we issued three voluntary recalls. The first recall concerned certain cat treats, due to the possible presence of propylene glycol, an ingredient not permitted for use in cat food, and the second recall concerned certain dog bones, due to potential salmonella contamination. Both recalls were the result of errors occurring at third party suppliers. The third recall concerned a limited number of bags of our BLUE Life Protection Formula dry dog food manufactured at our Heartland plant due to excessive moisture content, which can lead to mold. These recalls resulted in a reduction to net sales and the incurrence of incremental expenses. If there is any future product recall or withdrawal that results in substantial and unexpected expenditures, destruction of product inventory, damage to our reputation or lost sales due to the unavailability of the product for a period of time, our business, financial condition and results of operations may be materially adversely affected.

We also may be subject to product liability claims if the consumption or use of our products is alleged to cause injury or illness. While we carry product liability insurance, our insurance may not be adequate to cover all liabilities we may incur in connection with product liability claims. For example, punitive damages are generally not covered by insurance. In addition, we may not be able to continue to maintain our existing insurance, obtain comparable insurance at a reasonable cost, if at all, or secure additional coverage, which may result in future product liability claims being uninsured. If there is a product liability judgment against us or a settlement agreement related to a product liability claim, our business, financial condition and results of operations may be materially adversely affected.

We are dependent on a relatively limited number of customers for a significant portion of our sales.

We sell our products to retail partners and distributors in specialty channels. Our two largest retail partners, PetSmart and Petco, accounted for 43% and 23% of our net sales for the six months ended June 30, 2016, 46% and 24% of our net sales for the year ended December 31, 2015, 49% and 24% of our net sales for the year ended December 31, 2014, and 53% and 22% of our net sales for the year ended December 31, 2013, respectively. If we were to lose any of our key customers, if any of our retail partners reduce the amount of their orders or if any of our key customers consolidate, reduce their store footprint and/or gain greater market power, our business, financial condition and results of operations may be materially adversely affected. In addition, we may be similarly adversely impacted if any of our key customers experience any operational difficulties or generate less traffic.

In addition, we do not enter into contracts with national pet superstores and certain other large retailers, and we do not have long-term contracts with our other customers. As a result, we rely on our consumers’ continuing demand for our products and our position in the market for all purchase orders. If our retail partners or distributors are not satisfied with their margins on BLUE products due to changes in their expectations or due to changes to pricing strategies by us, our sales could decrease and our business, financial condition and results of operations may be materially adversely affected. We may be similarly negatively impacted if they change their pricing and margin expectations or business strategies as a result of industry consolidation or otherwise, including a reduction in the number of brands they carry or amount of shelf space or a shift of shelf space they allocate to our products, or increased emphasis on Private Label or another brand’s products.

We rely upon a limited number of contract manufacturers to provide a significant portion of our supply of products.

There is limited available manufacturing capacity that meets our quality standards. Our current plans to meet expected production needs rely in large part on successful ongoing operations at our Heartland facility in Joplin, Missouri. Our Heartland facility may not, however, continue to operate in accordance with our expectations.

We have agreements with a network of contract manufacturers that require them to provide us with specific finished products. Most of our agreements with our contract manufacturers expire in 2016 and will thereafter be automatically renewed for consecutive one-year terms until notice of non-renewal is given. Upon expiration of our existing agreements with these contract manufacturers, or if our contract manufacturers were to merge or get acquired, we may not be able to renegotiate the terms of our agreements with these contract manufacturers on a commercially reasonable basis, or at all.

During the years ended December 31, 2013, 2014 and 2015 and the six months ended June 30, 2016, approximately 69%, 68%, 44% and 48%, respectively, of our cost of sales was derived from products purchased from the Company’s five largest contract manufacturers. We manufacture our canned wet foods at two different locations owned by a single contract manufacturer and certain of our wet foods, treats and all of our cat litter products are also manufactured by single-source contract manufacturers. The manufacture of our products may not be easily transferable to other sites in the event that any of our contract manufacturers experience breakdown, failure or substandard performance of equipment, disruption of supply or shortages of raw materials and other supplies, labor problems, power outages, adverse weather conditions and natural disasters or the need to comply with environmental and other directives of governmental agencies. From time to time, a contract manufacturer may experience financial difficulties, bankruptcy or other business disruptions, which could disrupt our supply of finished goods or require that we incur additional expense by providing financial accommodations to the contract manufacturer or taking other steps to seek to minimize or avoid supply disruption, such as establishing a new contract manufacturing arrangement with another provider.

The loss of any of these contract manufacturers or the failure for any reason of any of these contract manufacturers to fulfill their obligations under their agreements with us, including a failure to meet our quality controls and standards, may result in disruptions to our supply of finished goods. We may be unable to locate an additional or alternate contract manufacturing arrangement that meets our quality controls and standards in a timely manner or on commercially reasonable terms, if at all.

To the extent our customers purchase products in excess of consumer consumption in any period, our sales in a subsequent period may be adversely affected as our customers seek to reduce their inventory levels.

From time to time, our customers may purchase more product than they expect to sell to consumers during a particular time period. Our customers may grow their inventory in anticipation of, or during, our promotional events, which typically provide for reduced prices during a specified time or other customer or consumer incentives. Our customers may also grow inventory in anticipation of a price increase for our products, or otherwise over-order our products as a result of overestimating demand for our products. If a customer increases its inventory during a particular reporting period as a result of a promotional event, anticipated price increase or otherwise, then sales during the subsequent reporting period may be adversely impacted as our customers seek to reduce their inventory levels. This effect may be particularly pronounced when the promotional event, price increase or other event occurs near the end or beginning of a reporting period or when there are changes in the timing of a promotional event, price increase or similar event, as compared to the prior year. To the extent our customers seek to reduce their usual or customary inventory levels or change their practices regarding purchases in excess of consumer consumption, our net sales and results of operations may be materially adversely affected in that period.

We operate in a highly competitive industry and may lose market share or experience margin erosion if we are unable to compete effectively.

The pet food industry is highly competitive. We compete on the basis of product quality and palatability, brand awareness and loyalty, product variety and ingredients, interesting product names, product packaging and package design, shelf space, reputation, price and promotional efforts. We compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies who may have greater financial resources and larger customer bases than we have. As a result, these competitors may be able to identify and adapt to changes in consumer preferences more quickly than us due to their resources and scale. They may also be more successful in marketing and selling their products, better able to increase prices to reflect cost pressures and better able to increase their promotional activity, which may impact us and the entire pet food industry. Increased promotional activity may include increasing the size of packaging, which in turn has in the past reduced and may in the future reduce foot traffic at retailers and the number of opportunities we have to educate pet parents about the benefits of BLUE. In addition, these larger companies have entered the Wholesome Natural market segment and we expect them to continue to launch new Wholesome Natural brands, acquire existing Wholesome Natural brands, launch brand extensions or increase the promotion of existing Wholesome Natural brands and pet food products, all of which will increase our direct competition. We also compete with other companies who focus solely on manufacturing Wholesome Natural pet foods that may be smaller, more innovative and/or able to bring products to market faster and move more quickly to exploit and serve niche markets. If these competitive pressures cause our products to lose market share or experience margin erosion, our business, financial conditions and results of operations may be materially adversely affected.

We may face issues with respect to increased costs, disruption of supply or shortages of raw materials and other supplies, contaminations, adulterations or mislabeling.

We and our contract manufacturers use various raw materials and other supplies in our business, including ingredients, packaging materials and fuel. The prices of our raw materials and other supplies are subject to fluctuations attributable to, among other things, changes in supply and demand of crops or other commodities, weather conditions, agricultural uncertainty or governmental incentives and controls.

We generally do not have long-term supply contracts with our ingredient suppliers. The length of the contracts is fixed for a period of time, typically up to a year or for a season and/or a crop year. In addition, some of our raw materials are sole-sourced or sourced from a limited number of suppliers. We may not be able to renew or enter into new contracts with our existing suppliers following the expiration of such contracts on commercially reasonable terms, or at all. We purchase some of our raw materials in the open market, and although we aim to enter into fixed price and/or fixed quantity contracts for a pre-determined amount of our ingredients to reduce short term price volatility in certain commodities, these activities may not successfully reduce or stabilize the costs of our raw materials and supplies. If commodity prices increase or our procurement or future hedging activities are not effective, we may not be able to increase our prices to offset these increased costs. Moreover, our competitors may be better able than we are to implement productivity initiatives or effect price increases or to otherwise pass along cost increases to their customers.

Some of the raw materials we use are vulnerable to adverse weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes and pestilences and may be impacted by climate change and other factors. Adverse weather conditions and natural disasters can reduce crop size and crop quality, which in turn could reduce supplies of raw materials, increase the prices of raw materials, increase costs of storing raw materials and interrupt or delay our production schedules if harvests are delayed. Our competitors may not be impacted by such weather conditions and natural disasters depending on the location of their suppliers and operations.

If any of our raw materials or supplies are alleged or proven to include contaminants affecting the safety or quality of our products (including, for example, bacteria, mold or as a result of animal or human-related pandemics, such as outbreaks of bovine spongiform encephalopathy, foot-and-mouth disease, avian influenza, or any other disease), we may need to find alternate materials or supplies, delay production of our products, discard or otherwise dispose of our products, or engage in a product recall, all of which may have a materially adverse effect on our business, financial condition and results of operations.

We may be unable to detect or prevent the use of ingredients from our suppliers which do not meet our quality standards. For example, in September 2014 we discovered that a facility owned by a major supplier of ingredients to the pet food industry, including Blue Buffalo, for a period of time, had mislabeled as “chicken meal” or “turkey meal” ingredients that contained other poultry-based ingredients that were inappropriate for inclusion in “chicken meal” or “turkey meal” under industry standards, and it appears that this mislabeling was deliberate. This supplier was one of our primary sources of chicken meal and turkey meal. Any use of such ingredients may result in a loss of consumer confidence in our brand and products and a reduction in our sales if consumers perceive us as being untruthful in our marketing and advertising and may materially adversely affect our brand, reputation, business, financial condition and results of operations.

If our sources of raw materials and supplies are terminated or affected by adverse prices, weather conditions or quality concerns, we may not be able to identify alternate sources of raw materials or other supplies that meet our quality controls and standards to sustain our sales volumes or on commercially reasonable terms, or at all.

We are involved in litigation with Nestlé Purina PetCare Company, including false advertising claims relating to the ingredients contained in our pet food. Regardless of whether we are successful in our defense of these claims or in our counterclaims, this litigation may adversely affect our brand, reputation, business, financial condition and results of operations.

On May 6, 2014, Nestlé Purina Petcare Company, or Nestlé Purina, filed a lawsuit against us in the United States District Court for the Eastern District of Missouri, alleging that we have engaged in false advertising, commercial disparagement, unfair competition and unjust enrichment, or the Nestlé Purina litigation. Nestlé Purina asserts that, contrary to our advertising and labeling claims, certain BLUE products contain chicken or poultry by-product meals, artificial preservatives and/or corn and that certain products in the BLUE grain-free lines contain grains. Nestlé Purina also alleges that we have made false claims that our products (including LifeSource Bits) provide superior nutrition and health benefits compared to our competitors’ products. In addition, Nestlé Purina contends that we have been unjustly enriched as consumers have paid a premium for BLUE products in reliance on these alleged false and misleading statements, at the expense of our competitors. Nestlé Purina seeks an injunction prohibiting us from making these alleged false and misleading statements, as well as treble damages, restitution and disgorgement of our profits, among other things. In addition, Nestlé Purina has issued press releases and made other public announcements, including advertising and promotional communications through emails and internet and social media websites that make claims similar to those contained in their lawsuit. Nestlé Purina seeks a declaratory judgment that these statements are true and do not constitute defamation. Nestlé Purina later amended its complaint a second time to supplement certain allegations and to add a claim regarding the advertising for one of our pet treats. On February 29, 2016, Nestlé Purina filed a third amended complaint adding our wholly-owned subsidiary Great Plains Leasing LLC, new causes of action under Connecticut and Missouri state law, and updating Nestlé Purina’s factual allegations. On May 12, 2016, we filed an answer to the third amended complaint and an amended third-party complaint. In addition, we filed a motion for, and were subsequently granted, leave to amend our answer and counterclaim against Nestlé Purina to add a claim for false advertising alleging that Nestlé Purina has labeled and advertised certain of its pet food products as free of animal by-products or by-product meals even though those products contained those ingredients. This new counterclaim reflects information recently developed in discovery, namely that Nestlé Purina for many years purchased “chicken meal” similar to the “chicken meal” that we had purchased from the same supplier. Specifically, the very same ingredient supplier that victimized us had also victimized Nestlé Purina—and, as a result, we believe Nestlé Purina’s own pet food products were mislabeled and inaccurately advertised. At the same time the Court allowed us to add this new counterclaim against Nestlé Purina, it granted a motion by Nestlé Purina to strike our defense of “unclean hands” and denied Nestlé Purina’s motion to strike our defense of laches (delay).

On May 14, 2014, we filed a lawsuit against Nestlé Purina in the United States District Court for the Eastern District of Missouri, alleging that Nestlé Purina has engaged in false advertising, unfair competition, unjust enrichment and defamation. We allege that the statements made by Nestlé Purina advertising the allegations of their lawsuit are false and misleading, and we deny that our product formulas contain chicken or poultry by-product meals, artificial preservatives or corn and we deny that any of our grain-free products contain grains. We also assert that Nestlé Purina’s statements falsely imply that our products are not made in the United States and are subject to quality control issues. We allege that Nestlé Purina’s conduct as described in this lawsuit is aimed at destroying the reputation and goodwill of the BLUE brand and may induce consumers to make purchasing decisions based on Nestlé Purina’s false and misleading representations about the composition and sourcing of BLUE products. Our complaint in this lawsuit seeks, among other things, a preliminary and permanent injunction prohibiting Nestlé Purina from disseminating such false information, as well as damages (including punitive damages), restitution and disgorgement of all profits attributable to their false and deceptive advertising. On June 4, 2014, this lawsuit was consolidated with the Nestlé Purina lawsuit. We have since amended our pleading to name as additional defendants the two advertising and public relations agencies that assisted Nestlé Purina with its advertising campaign. On August 19, 2016, these advertising and public relations agencies filed motions for summary judgment. We intend to oppose these motions.

In the course of pretrial discovery in the consolidated Nestlé Purina lawsuit, beginning in September 2014 documents and information were revealed that indicate that a facility owned by a major supplier of ingredients to the pet food industry, including Blue Buffalo, for a period of time, had mislabeled as “chicken meal” or “turkey meal” ingredients that contained other poultry-based ingredients that were inappropriate for inclusion in “chicken meal” or “turkey meal” under industry standards, and it appears that this mislabeling was deliberate. This conduct was undertaken by the supplier without our knowledge, and we have since ceased purchasing ingredients from this facility. This supplier was one of our primary sources of chicken meal and turkey meal. As a result of the supplier’s conduct, our advertising claims of “no chicken or poultry by-product meals” were inaccurate as to products containing the mislabeled ingredients. Therefore, we may be exposed to false advertising liability to Nestlé Purina and others to the extent a claimant can prove they were injured by our actions. Such liability may be material. We have brought third-party indemnity and damages claims, with respect to the Nestlé Purina lawsuit, against the supplier that mislabeled the ingredients, as well as a broker involved in those transactions for such mislabeled ingredients. The trial court narrowed certain of our third party claims in response to motions to dismiss filed by the third parties but allowed numerous claims to proceed. In addition, we maintain insurance coverage for some of the Nestlé Purina claims. However, we may not be able to fully recover from such supplier, broker or from our insurance the full amount of any damages we might incur in these matters. On June 10, 2016, Nestlé Purina filed a motion to sever its main lawsuit against us from our third-party claims against such supplier and broker, and on August 12, 2016, the court denied this motion.

On October 15, 2014, we initiated a separate lawsuit against Nestlé Purina in state court in Connecticut. Nestlé Purina subsequently removed the case to the United States District Court for the District of Connecticut, and the Connecticut District Court then granted Nestlé Purina’s motion to transfer this matter to the same court where Nestlé Purina’s lawsuit against us is pending. Our complaint in this matter alleges that Nestlé Purina has intentionally engaged in false advertising, unfair trade practices and unjust enrichment in the promotion and advertisement of numerous of its products. In particular, our complaint alleges that Nestlé Purina is deceptively advertising that certain high-quality, wholesome ingredients are present in certain of Nestlé Purina’s most popular pet food products in greater amounts, or are more prevalent in the products in relation to other ingredients, than is actually the case. In addition, our complaint alleges that Nestlé Purina is deceptively advertising certain of its products as healthy and nutritious when in fact Nestlé Purina knew that these products were unsafe and were responsible for illness and even death in many of the dogs that consumed them. And our complaint alleges that Nestlé Purina falsely claims its “Just Right” brand of dog food is personalized to match each dog’s unique nutritional needs when it consists of only a limited set of basic ingredient formulas, each of which is substantially similar to the others. Our complaint seeks an injunction prohibiting Nestlé Purina from continuing these false and misleading advertisements, as well as damages and disgorgement of profits, among other things. Discovery is underway in this matter. On July 31, 2015, Nestlé Purina filed an amended answer in this case that also asserted counterclaims against us. Nestlé Purina asserted that our complaint does not state viable claims, but that if a ruling is entered against it then “in the alternative” it asserts counterclaims that relate to the advertising of a variety of our products, which Nestlé Purina contends are misleading or deceptive as to the amounts of certain ingredients in those products. On August 28, 2015, we amended our complaint to include allegations that Nestlé Purina falsely claims that its “Bright Mind” dog food is proven to promote alertness, mental sharpness, memory, trainability, attention, and interactivity in dogs age seven and older, when in fact such claims are unsubstantiated and false. In response to Nestlé Purina’s amended answer and counterclaims, we filed a motion to dismiss the counterclaims in their entirety on October 2, 2015, which was granted on June 13, 2016 with respect to all but two of the counterclaims.

We believe Nestlé Purina’s claims are without merit and are vigorously defending ourselves. However, Nestlé Purina’s allegations, whether made in their lawsuit or through press releases, social media or other public announcements, may result in a loss of consumer confidence in our brand and products and a reduction in our sales if consumers perceive us as being untruthful in our marketing and advertising and may materially adversely affect our brand, reputation, business, financial condition and results of operations, regardless of the outcome of the litigation and any damages we may recover from Nestlé Purina. In addition, if we do not prevail in these claims, we may be required to pay substantial damages and/or may not be able to fully recover those damages from either our insurance, the ingredient supplier, the ingredient broker or any other responsible parties. In addition, we may be enjoined from certain marketing and advertising practices, which have been an important driver of the growth of our brand and business. If the relief sought in the Nestlé Purina lawsuit is granted, the impact on the Company could be material. We expect these legal proceedings will be costly and time consuming and will divert management’s attention from running our business. In addition, during the course of this litigation, we anticipate announcements of the court’s decisions in connection with hearings, motions and other matters, as well as other interim developments related to the litigation. If securities analysts or investors regard these announcements as being unfavorable to us, the market price of our common stock may decline.

In addition, a number of related putative consumer class action lawsuits were filed in various states in the United States making allegations similar to Nestlé Purina’s. In December 2015, we entered into a settlement agreement, which has received final court approval, with the plaintiffs to resolve all of the U.S. consumer class action lawsuits pursuant to which we agreed to pay $32.0 million into a settlement fund. A number of objectors have appealed the final court order approving the settlement to the U.S. Court of Appeals for the Eighth Circuit. Those appeals are pending. See “Legal Proceedings” in our Second Quarter Quarterly Report and incorporated by reference into this prospectus.

Our Heartland facility may not operate in accordance with our expectations.

In 2014, we commenced manufacturing operations at our Heartland facility in Joplin, Missouri. Opening this facility and bringing this facility up to full production required significant capital expenditures and the efforts and attention of our management and other personnel, which diverted resources from our business operations. Maintaining and optimizing operations at our Heartland facility will continue to require certain capital expenditures as well as attention of our management and other personnel.

We expect our Heartland facility to provide us with in-house dry food manufacturing for approximately half of our forecasted dry food production needs over the next several years. This facility, however, may not provide us with the anticipated benefits. Our Heartland facility is located in an area susceptible to tornadoes and other adverse weather conditions, and the damage or destruction of such facility due to fire or natural disasters, including tornadoes, power failures or disruptions or equipment breakdown, failure or substandard performance could severely affect our ability to operate it. Our Heartland facility and the manufacturing equipment we use to produce our products would be difficult or costly to replace or repair and may require substantial lead-time to do so. For example, if we were unable to use our Heartland facility, the use of any new facility would need to be approved by various federal and local planning, zoning and health agencies, including the U.S. Department of Agriculture, the Missouri Department of Health and the Missouri Department of Agriculture, and registered with the FDA, in addition to passing our internal quality assurance requirements which may take up to 18 months and would result in significant production delays. We also may not be able to find suitable alternatives with contract manufacturers on a timely basis and at a reasonable cost. In addition, we may in the future experience plant shutdowns or periods of reduced production as a result of regulatory issues, equipment failure or delays in deliveries. Any such disruption or unanticipated event may cause significant interruptions or delays in our business and loss of inventory and/or data or render us unable to accept and fulfill customer orders in a timely manner, or at all. We have property and business disruption insurance coverage in place for our Heartland facility. However, such insurance coverage may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

We may not successfully complete and open our additional manufacturing facilities or our additional manufacturing facilities may not operate in accordance with our expectations.

We are in the process of expanding our internal manufacturing capacity under our recently announced $200 million multi-year capital investment program. We may experience substantial delays in the planning, construction and implementation of these additional manufacturing facilities. Any substantial delay in opening our additional facilities, registering these facilities with appropriate regulatory authorities or bringing these facilities up to full production on our schedule may hinder our ability to produce all of the product needed to meet orders and achieve our expected financial performance. Opening these facilities and bringing these facilities up to full production will require additional capital expenditures and the efforts and attention of our management and other personnel, which will divert resources from our existing business operations. If we miscalculate the resources or time we need to complete these projects or fail to implement the projects effectively, our business and operating results could be adversely affected. Even if these facilities begin operations according to our schedule, these facilities may not provide us with the benefits that we expect to receive. If these facilities do not provide us with the benefits we expect to receive, our business and operating results could be adversely affected.

We may not be able to manage our manufacturing and supply chain effectively which may adversely affect our results of operations.

We must accurately forecast demand for our products in order to ensure we have adequate available manufacturing capacity. Our forecasts are based on multiple assumptions that may cause our estimates to be inaccurate and affect our ability to obtain adequate manufacturing capacity (whether our own manufacturing capacity or contract manufacturing capacity) in order to meet the demand for our products, which could prevent us from meeting increased customer or consumer demand and harm our brand and our business. However, if we overestimate our demand and overbuild our capacity, we may have significantly underutilized assets and may experience reduced margins. If we do not accurately align our manufacturing capabilities with demand, our business, financial condition and results of operations may be materially adversely affected.

In addition, we must continuously monitor our inventory and product mix against forecasted demand. If we underestimate demand, we risk having inadequate supplies. We also face the risk of having too much inventory on hand that may reach its expiration date and become unsaleable, and we may be forced to rely on markdowns or promotional sales to dispose of excess or slow-moving inventory. If we are unable to manage our supply chain effectively, our operating costs could increase and our profit margins could decrease.

We rely upon a number of third parties to manage or provide distribution centers for our products.

In addition to our Heartland warehouse, which we operate, our distribution operations include the use of third-party distribution centers as well as the use of third parties to manage such distribution centers. These third-party distribution centers may distribute our products as well as the products of other companies. Our distribution operations at these third-party distribution centers could be disrupted by a number of factors, including labor issues, failure to meet customer standards, bankruptcy or other financial issues affecting our third-party providers, or other issues affecting any such third party’s ability to service our customers effectively. If there is any disruption of these distribution centers, our business may be materially adversely affected.

If we continue to grow rapidly, we may not be able to manage our growth effectively.

Our net sales have grown from $719.5 million in 2013 to $917.8 million in 2014 to $1.0 billion in 2015. Our historical rapid growth, and continued rapid growth as a CPG company, has placed and, if continued, may continue to place significant demands on our management and our operational and financial resources. Our organizational structure may become more complex as we add additional staff, and we may require valuable resources to grow and continue to improve our operational, management and financial controls without undermining our strong corporate culture of entrepreneurship and collaboration that has been a strong contributor to our growth so far. If we are not able to manage our growth effectively, our business, financial condition and results of operations may be materially adversely affected.

Our market size estimate may prove to be inaccurate.

Data for pet food retail sales is collected for most, but not all channels, and as a result, it is difficult to estimate the size of the market and predict the rate at which the market for our products will grow, if at all. While our market size estimate was made in good faith, is within the range of a major independent third-party estimate of the U.S. pet food industry and is based on assumptions and estimates we believe to be reasonable, this estimate may not prove to be accurate.

We may face difficulties as we expand in and into countries in which we have no prior operating experience.

We have expanded and intend to continue to expand our global footprint by entering into new markets. As we expand our business into new countries we will encounter foreign economic, political, regulatory, personnel, technological, language barriers and other risks that may increase our expenses or delay our ability to become profitable in such countries. These risks include:

•	fluctuations in currency exchange rates;

•	the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

•	customers in some foreign countries potentially having longer payment cycles;

•	changes in local tax laws, tax rates in some countries that may exceed those of the United States or Canada and lower earnings due to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	seasonal reductions in business activity;

•	the credit risk of local customers and distributors;

•	general economic and political conditions;

•	unexpected changes in legal, regulatory or tax requirements;

•	differences in culture and trends in foreign countries with respect to pets and pet care;

•	the difficulties associated with managing a large global organization;

•	the risk that certain governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on our business and market opportunities, including nationalization of private enterprise;

•	non-compliance with applicable currency exchange control regulations, transfer pricing regulations or other similar regulations;

•	violations of the Foreign Corrupt Practices Act or comparable local anticorruption laws by acts of agents and other intermediaries whom we have limited or no ability to control; and

•	violations of regulations enforced by the U.S. Department of The Treasury’s Office of Foreign Asset Control.

In addition, our expansion into new countries may require significant resources and the efforts and attention of our management and other personnel, which will divert resources from our existing business operations. As we expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our operations outside of the United States and Canada.

We may seek to grow our business through acquisitions of or investments in new or complementary businesses, facilities, technologies or products, or through strategic alliances, and the failure to manage acquisitions, investments or strategic alliances, or the failure to integrate them with our existing business, could have a material adverse effect on us.

From time to time we may consider opportunities to acquire or make investments in new or complementary businesses, facilities, technologies or products, or enter into strategic alliances, that may enhance our capabilities, expand our manufacturing network, add new brands to our portfolio, complement our current products or expand the breadth of our markets. Potential and completed acquisitions and investments and other strategic alliances involve numerous risks, including:

•	problems assimilating the purchased business, facilities, technologies or products;

•	issues maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with acquisitions, investments or strategic alliances;

•	diversion of management’s attention from our existing business;

•	adverse effects on existing business relationships with suppliers, contract manufacturers, retail partners and distribution customers;

•	increased complexity of running a broader portfolio of products, brands or facilities, which may conflict with our existing business

•	risks associated with entering new markets in which we have limited or no experience;

•	potential loss of key employees of acquired businesses; and

•	increased legal and accounting compliance costs.

We do not know if we will be able to identify acquisitions or strategic relationships we deem suitable, whether we will be able to successfully complete any such transactions on favorable terms or at all or whether we will be able to successfully integrate any acquired business, facilities, technologies or products into our business or retain any key personnel, suppliers or customers. Our ability to successfully grow through strategic transactions depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, facilities, technologies and products and to obtain any necessary financing. These efforts could be expensive and time-consuming and may disrupt our ongoing business and prevent management from focusing on our operations. If we are unable to integrate any acquired businesses, facilities, technologies and products effectively, our business, results of operations and financial condition could be materially adversely affected.

Our substantial indebtedness may have a material adverse effect on our business, financial condition and results of operations.

As of June 30, 2016, we had a total of $385.1 million of indebtedness, consisting of amounts outstanding under our term loan facilities, and a total availability of $40.0 million under our revolving credit facility. Our indebtedness could have significant consequences, including:

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of funding growth, working capital, capital expenditures, investments or other cash requirements;

•	reducing our flexibility to adjust to changing business conditions or obtain additional financing;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our term loan facilities are at variable rates;

•	making it more difficult for us to make payments on our indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	subjecting us to restrictive covenants that may limit our flexibility in operating our business; and

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and general corporate or other purposes.

If our cash from operations is not sufficient to meet our current or future operating needs, expenditures and debt service obligations, our business, financial condition and results of operations may be materially adversely affected.

Our ability to generate cash to meet our operating needs, expenditures and debt service obligations will depend on our future performance and financial condition, which will be affected by financial, business, economic legislative, regulatory and other factors, including potential changes in costs, pricing, the success of product innovation and marketing, competitive pressure and consumer preferences. If our cash flow and capital resources are insufficient to fund our debt service obligations and other cash needs, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. Our revolving credit facility and our term loan facilities restrict our ability to take these actions and we may not be able to affect any such alternative measures on commercially reasonable terms or at all. If we cannot make scheduled payments on our debt, the lenders under our senior secured credit facilities can terminate their commitments to loan money, can declare all outstanding principal and interest to be due and payable and foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. In addition, any downgrade of our debt ratings by any of the major rating agencies, which could result from our financial performance, acquisitions or other factors, would also negatively impact our access to additional debt financing (including leasing) or refinancing on favorable terms, or at all. Even if we are successful in taking any such alternative actions, such actions may not allow us to meet our scheduled debt service obligations and, as a result, our business, financial condition and results of operations may be materially adversely affected.

Failure to protect our intellectual property could harm our competitive position or require us to incur significant expenses to enforce our rights.

Our trademarks such as “Blue Buffalo,” “LifeSource Bits,” “Life Protection Formula,” “BLUE Wilderness,” “BLUE Basics,” “BLUE Freedom,” “BLUE Naturally Fresh,” and “BLUE Natural Veterinary Diet” along with the BLUE shield logo, the Blue Buffalo figure logo and the tag line “Love them like family. Feed them like family.” are valuable assets that support our brand and consumers’ perception of our products. We rely on trademark, copyright, trade secret, patent and other intellectual property laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our trademarks, trade names, proprietary information, technologies and processes. Our non-disclosure agreements and confidentiality agreements may not effectively prevent disclosure of our proprietary information, technologies and processes and may not provide an adequate remedy in the event of unauthorized disclosure of such information, which could harm our competitive position. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited for some of our trademarks, inventions and other proprietary information and patents in some foreign countries. We may need to engage in litigation or similar activities to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others. Further, third parties may also engage in litigation or similar activities to challenge the validity and scope of our intellectual property and proprietary rights. Any such litigation could require us to expend significant resources and divert the efforts and attention of our management and other personnel from our business operations. If we fail to protect our intellectual property, our business, financial condition and results of operations may be materially adversely affected.

We may be subject to intellectual property infringement claims or other allegations, which could result in substantial damages and diversion of management’s efforts and attention.

We have obligations with respect to the non-use and non-disclosure of third-party intellectual property. The steps we take to prevent misappropriation, infringement or other violation of the intellectual property of others may not be successful. From time to time, third parties have asserted intellectual property infringement claims against us and our customers and may continue to do so in the future. While we believe that our products do not infringe in any material respect upon proprietary rights of other parties and/or that meritorious defenses would exist with respect to any assertions to the contrary, we may from time to time be found to infringe on the proprietary rights of others. For example, patent applications in the United States and some foreign countries are generally not publicly disclosed until the patent is issued or published and we may not be aware of currently filed patent applications that relate to our products or processes. If patents later issue on these applications, we may be found liable for subsequent infringement.

Any claims that our products or processes infringe these rights, regardless of their merit or resolution, could be costly and may divert the efforts and attention of our management and technical personnel. We may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If such proceedings result in an adverse outcome, we could, among other things, be required to:

•	pay substantial damages (potentially treble damages in the United States);

•	cease the manufacture, use or sale of the infringing products;

•	discontinue the use of the infringing processes;

•	expend significant resources to develop non-infringing processes; and

•	enter into licensing arrangements from the third party claiming infringement, which may not be available on commercially reasonable terms, or may not be available at all.

If any of the foregoing occurs, our ability to compete could be affected or our business, financial condition and results of operations may be materially adversely affected.

A failure of one or more key information technology systems, networks, or processes may materially adversely affect our ability to conduct our business.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage our sales and marketing, accounting and financial and legal and compliance functions, engineering and product development tasks, research and development data, communications, supply chain, order entry and fulfillment and other business processes. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies and the loss of sales and customers, causing our business and results of operations to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches, cyber-attacks and computer viruses. The failure of our information technology systems to perform as we anticipate or our failure to effectively implement new systems could disrupt our entire operation and could result in decreased sales, increased overhead costs, excess inventory and product shortages and a loss of important information. Further, to the extent that we may have customer information in our databases, any unauthorized disclosure of, or access to, such information could result in claims under data protection laws and regulations. If any of these risks materialize, our reputation and our ability to conduct our business may be materially adversely affected.

We are subject to extensive governmental regulation and we may incur material costs in order to comply with existing or future laws and regulation, and our failure to comply may result in enforcement, recalls and other adverse actions.

We are subject to a broad range of federal, state and local laws and regulations intended to protect public health, natural resources and the environment. See “Business—Government Regulation” in our Annual Report and incorporated by reference into this prospectus. Our operations are subject to regulation by the Occupational Safety and Health Administration, the FDA, the Department of Agriculture, or USDA, and by various state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising, labeling and export of our products, including food safety standards.

Among other regulatory requirements, the FDA reviews the inclusion of specific claims in pet food labeling, such as claims regarding “hairball control.” We currently produce pet food products, such as cat food with hairball management claims, which undergo FDA pre-market review. These products, as well as other of our products, such as those in our BLUE Natural Veterinary Diet line, provide all or most of the nutrients in support of an animal’s total daily nutrient needs but are also labeled and marketed with claims that may suggest that they are intended to treat or prevent disease, thereby potentially meeting the statutory definitions of both a food and a drug. The FDA recently issued guidance containing a list of specific factors it will consider in determining whether to initiate enforcement action against such products if they do not comply with the regulatory requirements applicable to drugs. These factors include, among other things, whether the product is only made available through or under the direction of a veterinarian and does not present a known safety risk when used as labeled. While we believe that we market our products in compliance with the policy articulated in FDA’s guidance and in other claim-specific guidance, the FDA may disagree or may classify some of our products differently than we do, and may impose more stringent regulations which could lead to alleged regulatory violations, enforcement actions and product recalls. For example, a manufacturer of animal drugs must comply with the FDA’s Good Manufacturing Practices, or GMPs, for the manufacture of pharmaceutical products and is subject to FDA inspection to confirm its compliance. In addition, we may produce more products that may be subject to FDA pre-market review, including new products we introduce to the Therapeutic market segment.

The FDA Food Safety Modernization Act provides direct recall authority to the FDA and includes a number of other provisions designed to enhance food safety, including increased inspections by the FDA of domestic and foreign food facilities and increased review of food products imported into the United States. In addition to periodic government agency inspections affecting our operations generally, our operations, which produce meat and poultry products, are subject to mandatory continuous on-site inspections by the USDA. The FSMA also mandates that the FDA adopt preventative controls to be implemented by pet food facilities in order to minimize or prevent hazards to food safety. Under the FSMA, the FDA finalized the Current Good Manufacturing Practice, Hazard Analysis, and Risk-Based Preventive Controls for Food for Animals on September 17, 2015. The final rule has staggered compliance dates based on the business size. There are two components of the final rule with different compliance dates including CGMP requirements and the Preventive Controls. Blue Buffalo must be in compliance with the CGMP by September 2016 and with the Preventive Controls by September 2017. The FDA has also finalized the Foreign Supplier Verification Program (FSVP) on November 27, 2015. The compliance date is July 2017. The third relevant regulation recently finalized is the Sanitary Transportation of Human and Animal Food. We believe we are prepared and expect to be in compliance for all three regulations as they come into force.

Complying with government regulation can be costly or may otherwise adversely affect our business. Our business is also affected by import and export controls and similar laws and regulations, both in the United States and elsewhere. Issues such as national security or health and safety, which may slow or otherwise restrict imports or exports, may adversely affect our business. Violations of or liability under any of these laws and regulations may result in administrative, civil or criminal penalties against us, revocation or modification of applicable permits, environmental investigations or remedial activities, voluntary or involuntary product recalls, warning or untitled letters or cease and desist orders against operations that are not in compliance, among other things. These laws and regulations may change in the future and we may incur (directly, or indirectly through our contract manufacturers) material costs to comply with current or future laws and regulations or in any required product recalls. In addition, we and our contract manufacturers are subject to additional regulatory requirements, including compliance with the environmental, health and safety laws and regulations administered by the U.S. Environmental Protection Agency, or the EPA, state environmental regulatory agencies (including the Missouri Department of Natural Resources) and the National Labor Relations Board. Such laws and regulations generally have become more stringent over time and may become more so in the future. Costs of compliance, and the impacts on us of any non-compliance, with any such laws and regulations could materially adversely affect our business, financial condition and results of operations.

There is no single U.S. government regulated definition of the term “natural” for use in the pet food industry. On November 10, 2015, the FDA requested public comments on the use of the term “natural” in the labeling of human food products. Comments were due on or before May 10, 2016. It is unclear whether FDA will engage in rulemaking after the close of the comment period and, if so, whether any resulting regulation would impact the pet food industry.

Currently, many states in the United States have adopted the AAFCO definition of the term “natural” with respect to the pet food industry, which means no synthetic additives or synthetic processing except vitamins, minerals or certain trace nutrients, and only ingredients that are derived solely from plant, animal or mined sources. Certain groups and individuals have proposed requiring pet food labeling to disclose the presence or use of genetically modified organisms, or GMOs. We may incur material costs to comply with any new GMO-labeling requirements, and could be subject to liabilities if we fail to timely comply. If any of these changes materialize, our reputation, business, financial condition and results of operations may be materially adversely affected.

Our operations are also subject to the laws of, and regulation by governmental authorities in, Canada, including the Canadian Food Inspection Agency, and provincial and local regulations; Mexico, including the Secretariat of Agriculture, Livestock, Rural Development, Fisheries and Food; and Japan, including the Ministry of Agriculture, Forestry and Fisheries and the Ministry of the Environment.

Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations.

From time to time, we are subject to allegations, and may be party to legal claims and regulatory proceedings, relating to our business operations. Such allegations, claims and proceedings may be brought by third parties, including our customers, employees, governmental or regulatory bodies or competitors. Defending against such claims and proceedings is costly and time consuming and may divert management’s attention and personnel resources from our normal business operations, and the outcome of many of these claims and proceedings cannot be predicted. If any of these claims or proceedings were to be determined adversely to us, a judgment, a fine or a settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against us, our business, financial condition and results of operations could be materially adversely affected. For example, in December 2015, we entered into a settlement agreement with respect to the U.S. consumer class action lawsuits related to the Nestlé Purina proceedings and agreed to pay $32.0 million into a settlement fund to resolve all such class action lawsuits.

Our success depends on our ability to attract and retain key employees and the succession of senior management as well as team members within stores.

Our continued growth and success requires us to hire, retain and develop our leadership bench. If we are unable to attract and retain talented, highly qualified senior management and other key executives, as well as provide for the succession of senior management, our growth and results of operations may be adversely impacted.

Our success also depends on our ability to continue to attract, motivate and retain employees who understand and appreciate our culture and are able to represent our brand effectively, including our Pet Detectives who interact with consumers in stores. If we are unable to attract, train and retain new employees and new team members to act as Pet Detectives, this could delay or prevent the implementation of our business strategy and in turn, lead to fewer sales of our products. In addition, we have in the past been a defendant in a purported class action by former and current Pet Detectives, which alleged certain violations of wage and labor laws in California and Oregon, and we may be subject to other claims in the future.

Risks Related to this Offering and Ownership of our Common Stock

We are a “controlled company” within the meaning of NASDAQ rules and, as a result, qualify for exemptions from certain corporate governance requirements.

Together, our Sponsor and The Bishop Family Limited Partnership constitute a “group” that controls, and, after completion of this offering, will continue to control a majority of the voting power of our outstanding common stock. Under NASDAQ rules a listed company of which more than 50% of the voting power for the election of directors is held by another person or group of persons acting together is a “controlled company” and such a company may elect not to comply with certain NASDAQ corporate governance requirements, including the requirement (1) that a majority of the Board of Directors consist of independent directors, (2) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our director nominations be made, or recommended to the full Board of Directors, by our independent directors or by a nominations committee that is composed entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. We have elected to be treated as a “controlled company.” Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Our Sponsor controls us and, after consummation of this offering, will continue to effectively control us, and its interests may conflict with yours in the future.

Immediately following this offering, our Sponsor will beneficially own approximately 44.5% of our common stock. Our Sponsor will effectively control us and will effectively be able to control the election and removal of our directors and thereby determine our corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of our amended and restated certificate of incorporation or amended and restated bylaws and other significant corporate transactions for so long as our Sponsor and its affiliates retain significant ownership of us. This concentration of our ownership may delay or deter possible changes in control of the Company, which may reduce the value of an investment in our common stock. So long as our Sponsor continues to own a significant amount of our combined voting power, our Sponsor will continue to be able to strongly influence or effectively control our decisions and, so long as our Sponsor and its affiliates collectively own at least 5% of all outstanding shares of our stock entitled to vote generally in the election of directors, it will be able to appoint individuals to our Board of Directors under the amended and restated investor rights agreement we have entered into with the Sponsor. See the section entitled “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2016 (File No. 001-37510) (the “Proxy Statement”), which section is incorporated by reference into this prospectus. The interests of our Sponsor may not coincide with the interests of other holders of our common stock.

In the ordinary course of their business activities, our Sponsor and its affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our amended and restated certificate of incorporation provides that none of our Sponsor, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Our Sponsor also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, our Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

We have incurred and will continue to incur increased costs, and are subject to additional regulations and requirements as a result of being a public company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the Securities and Exchange Commission, or the SEC, and NASDAQ. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These rules and regulations have increased, and will continue to increase, our legal and financial compliance costs and make some activities more time-consuming and costly. Our management will need to devote a substantial amount of time to ensure that we comply with all of these requirements. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

The market price of shares or our common stock may be volatile, which could cause the value of your investment to decline.

The trading price of our common stock has been, and may continue to be, volatile. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our common stock in spite of our operating performance. In addition, our results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly results of operations, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about our industry or individual scandals, and in response the market price of shares of our common stock could decrease significantly. You may be unable to resell your shares of common stock at or above the public offering price.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources, or at all.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public company, we are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our annual report on Form 10-K for 2016, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act and our independent registered public accountants will be required to attest to the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the NASDAQ, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our senior secured credit facilities and other indebtedness we may incur, and such other factors as our Board of Directors may deem relevant.

Blue Buffalo Pet Products, Inc. is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund all of its operations and expenses, including future dividend payments, if any.

Our operations are conducted almost entirely through our subsidiaries and our ability to generate cash to meet our debt service obligations or to make future dividend payments, if any, is highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, the credit agreement governing our revolving credit facility significantly restricts the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.

As of September 6, 2016 we had approximately 1,304 million shares of common stock authorized but unissued. Our amended and restated certificate of incorporation authorizes us to issue these shares of common stock and options relating to common stock for the consideration and on the terms and conditions established by our Board of Directors in its sole discretion, whether in connection with acquisitions or otherwise. We have reserved shares for issuance under the 2012 Plan and the 2015 Plan. See the section entitled “Executive Compensation” in our Proxy Statement, which section is incorporated by reference into this prospectus. Any common stock that we issue, including under the 2012 Plan, the 2015 Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase common stock in this offering.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

The sale of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, including sales by our Sponsor, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this offering we will have a total of 196,494,867 shares of our common stock outstanding. After the expiration or earlier waiver or termination of the lockup periods described below, a significant portion of outstanding shares will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations set forth in Rule 144 of the Securities Act.

In connection with this offering, we, our executive officers, directors and the selling stockholders, who, immediately after this offering, will collectively hold 103,689,856 shares of common stock (including options exercisable within 60 days of September 6, 2016), will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of the shares of our common stock and certain other securities held by them for 60 days following the date of this prospectus. J.P. Morgan Securities LLC and Citigroup Global Markets Inc. may, in their sole discretion and at any time without notice, release all or any portion of the shares or securities subject to any such lock-up agreements. See “Underwriting” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, all of such 103,689,856 shares (including options exercisable within 60 days of September 6, 2016) will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144. We expect that our Sponsor will continue to be considered an affiliate 60 days after this offering based on their expected share ownership (consisting of 87,460,875 shares), as well as their board nomination rights. Certain other of our stockholders may also be considered affiliates at that time. In addition, pursuant to an amended and restated investor rights agreement, we have granted our Sponsor the right, subject to certain conditions, to require us to register the sale of its shares of our common stock under the Securities Act. See the section entitled “Certain Relationships and Related Party Transactions” in our Proxy Statement, which section is incorporated by reference into this prospectus. Prior to this offering, our Sponsor owned 99,972,999 shares of our common stock and, immediately after this offering, will own 87,460,875 shares.

As of September 6, 2016, 4,554,423 shares of our common stock were issuable upon exercise or settlement of equity awards under the 2012 Plan and the 2015 Plan, and an aggregate of 7,932,110 shares of our common stock were made available for future issuance under such plans. We have filed a registration statement on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to the 2012 Plan and the 2015 Plan. All shares registered under such registration statements will be available for sale in the open market.

As restrictions on resale ends or if our Sponsor exercises its registration rights, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the merger or acquisition of the Company more difficult without the approval of our Board of Directors. Among other things:

•	although we do not have a stockholder rights plan, these provisions allow us to authorize the issuance of undesignated preferred stock in connection with a stockholder rights plan or otherwise, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	these provisions provide for a classified Board of Directors with staggered three-year terms;

•	these provisions require advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	these provisions prohibit stockholder action by written consent from and after the date on which our Sponsor, The Bishop Family Limited Partnership, or The Bishop Family Partnership, and their affiliates beneficially own, in the aggregate, less than 40% of our outstanding shares of common stock;

•	these provisions provide for the removal of directors only for cause and only upon affirmative vote of holders of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors if our Sponsor, The Bishop Family Partnership and their affiliates beneficially own, in the aggregate, less than 40% of our outstanding shares of common stock; and

•	these provisions require the amendment of certain provisions only by the affirmative vote of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors if our Sponsor, The Bishop Family Partnership and their affiliates beneficially own, in the aggregate, less than 40% of our outstanding shares of common stock.

Further, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of the Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Our Board of Directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our amended and restated certificate of incorporation authorizes our Board of Directors, without the approval of our stockholders, to issue 150 million shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. These forward-looking statements are included or incorporated by reference throughout this prospectus, and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this prospectus.

The forward-looking statements contained in, or incorporated by reference into, this prospectus are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include but are not limited to those described under “Risk Factors,” including the following:

•	We may not be able to successfully implement our growth strategy on a timely basis or at all;

•	The growth of our business depends on our ability to accurately predict consumer trends and demand and successfully introduce new products and product line extensions, improve existing products and offer our products at attractive price points;

•	Any damage to our reputation or our brand could have a material adverse effect on our business, financial condition, and results of operations;

•	Our growth and business are dependent on trends that may change or not continue, and our historical growth may not be indicative of our future growth;

•	There may be decreased spending on pets in a challenging economic climate;

•	Our business depends, in part, on the sufficiency and effectiveness of our marketing and trade promotion programs;

•	If we are unable to maintain or increase prices, our margins may decrease;

•	We are dependent on a relatively limited number of customers for a significant portion of our sales;

•	We rely upon a limited number of contract manufacturers to provide a significant portion of our supply of products; and

•	We are involved in litigation with Nestlé Purina PetCare Company, including false advertising claims relating to the ingredients contained in our pet food. Regardless of whether we are successful in our defense of these claims or in our counter claims, this litigation may adversely affect our brand, reputation, business, financial condition and results of operations.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference into this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this prospectus or incorporated by reference into this prospectus speaks only as of the date of this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

USE OF PROCEEDS

The selling stockholders are selling 14,300,000 shares of our common stock in this offering. See “Selling Stockholders” and “Underwriting.” We will not receive any proceeds from the sale of shares of our common stock in this offering by the selling stockholders. However, we will pay certain expenses, other than underwriting discounts and commissions, associated with this offering pursuant to the registration rights provisions contained in the Investor Rights Agreement. See the section entitled “Certain Relationships and Related Party Transactions” included in our Proxy Statement, which section is incorporated by reference into this prospectus.

PRICE RANGE OF COMMON STOCK

Our common stock began trading publicly on the NASDAQ under the symbol “BUFF” on July 22, 2015. Prior to that date, there was no public trading market for our common stock.

The following table sets forth the high and low sale prices per share of our common stock on the NASDAQ for the periods indicated:

	High	Low
2015
Third Quarter (from July 22, 2015, date of initial trading)	$28.80	$17.61
Fourth Quarter	$20.96	$16.22
2016
First Quarter	$25.98	$15.19
Second Quarter	$27.37	$22.51
Third Quarter (through September 9, 2016)	$27.50	$23.16

On September 9, 2016, the last reported sale price of our common stock on the NASDAQ was $25.49 per share. As of September 9, 2016, there were 78 holders of record of our common stock. This stockholder figure does not include a substantially greater number of holders whose shares are held of record by banks, brokers and other financial institutions.

DIVIDEND POLICY

Although we have paid cash dividends on our capital stock prior to becoming a public company, we currently expect to retain all future earnings for use in the operation and expansion of our business and have no current plans to pay dividends. The declaration, amount and payment of any future dividends will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our senior secured credit facilities and other indebtedness we may incur, and such other factors as our Board of Directors may deem relevant. In addition, because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries.

SELLING STOCKHOLDERS

The following table contains information with respect to the beneficial ownership of each selling stockholder of our common stock as of September 6, 2016, (1) immediately prior to the consummation of this offering and (2) as adjusted to reflect the sale of shares of our common stock offered by this prospectus.

The selling stockholders are selling 14,300,000 shares of common stock in this offering. On an individual basis, Invus, L.P. is selling 12,512,124 shares, The Bishop Family Limited Partnership is selling 1,737,876 shares and our Chief Executive Officer, Kurt T. Schmidt, is selling 50,000 shares.

Our calculation of the percentage of beneficial ownership prior to the offering is based on 196,444,867 shares of common stock outstanding as of September 6, 2016.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, we believe that each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

For further information regarding material transactions between us and certain of our shareholders, see “Certain Relationships and Related Party Transactions” included in our Proxy Statement, which section is incorporated by reference into this prospectus.

	Shares beneficially owned prior to the offering		Shares beneficially owned after the offering
Name of Beneficial Owner	Number	Percent	Number	Percent
Invus, L.P. (1)	99,972,999	50.9%	87,460,875	44.5%
The Bishop Family Limited Partnership (2)	13,885,790	7.1%	12,147,914	6.2%
Kurt T Schmidt (3)	1,418,334	*	1,368,334	*

*	Less than 1%

(1)	Invus Advisors, L.L.C., or Invus Advisors, is the general partner of Invus, L.P. Artal International S.C.A. is the managing member of Invus Advisors. Artal International Management S.A. is the managing partner of Artal International S.C.A. Artal Group S.A. is the sole stockholder of Artal International Management S.A. Westend S.A. is the sole stockholder of Artal Group S.A. Stichting Administratiekantoor Westend, or the Stichting, is the sole stockholder of Westend S.A. Pascal Minne is the sole member of the board of the Stichting. Accordingly, each of Invus Advisors, Artal International S.C.A., Artal International Management S.A., Artal Group S.A., Westend S.A., the Stichting and Pascal Minne may be deemed to beneficially own the shares of common stock held of record by Invus, L.P. The address of Invus, L.P. and Invus Advisors is c/o The Invus Group, LLC, 750 Lexington Avenue, 30th Floor, New York, NY 10022. The address of Artal International S.C.A., Artal International Management S.A., Artal Group S.A. and Westend S.A. is 10-12 avenue Pasteur, L-2310, Luxembourg, Luxembourg. The address of the Stichting is De Boelelaan 7, NL-1083 HJ Amsterdam, The Netherlands. The address of Pascal Minne is Place Ste. Gudule, 19, B-1000, Bruxelles, Belgium.

(2)

Stephen Saft is the sole trustee of the Bishop Trust, which is the general partner of The Bishop Family Limited Partnership. Accordingly, Stephen Saft may be deemed to possess beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. Stephen Saft disclaims beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. William W. Bishop, Jr. and Christopher T. Bishop are the primary beneficiaries of the Bishop Trust and they collectively have the ability to remove and replace the trustee of the Bishop Trust. As a result, William W. Bishop, Jr. and Christopher T. Bishop may be deemed to possess beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. William W. Bishop, Jr. and Christopher T. Bishop each disclaim beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. The address of The Bishop Family Limited Partnership is c/o Blue Buffalo Pet Products, Inc., 11 River Road, Wilton, Connecticut 06897.

(3)	Includes 1,364,763 shares of common stock issuable upon exercise of stock options held by Mr. Schmidt that may be exercised within 60 days of September 6, 2016 (including 50,000 shares of common stock to be sold in this offering).

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. Holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as capital asset.

A “non-U.S. Holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; and

•	a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. Holders in light of their personal circumstances, including the impact of the alternative minimum tax and the Medicare contribution tax on net investment income. In addition, it does not represent a detailed description of the United States federal income consequences applicable to you if you are subject to special treatment under United States federal income tax laws (including if you are a United States expatriate, a “controlled foreign corporation”, a “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes (and investors therein)). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR UNITED STATES FEDERAL AND ESTATE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF OUR COMMON STOCK, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Dividends

As described in the section entitled “Dividend Policy,” we have no current plans to pay dividends. However, if we do make distributions of cash or property on our common stock (other than certain distributions of our common stock), such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable Internal Revenue Service Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of our common stock eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized on the sale or other disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes during a specific period and certain other conditions are met.

A non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale or other disposition under regular graduated United States federal income tax rates. In addition, if any non-U.S. Holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. Holder may be subject to an additional branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

U.S. Federal Estate Tax

Common stock held by an individual holder who is neither a citizen or resident of the United States (as specifically defined for estate tax purposes) at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

Distributions paid to a non-U.S. Holder and the amount of any tax withheld with respect to such distributions generally will be reported to the Internal Revenue Service. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other distribution of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is subject both to withholding under FATCA and to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

The preceding discussion of United States federal income and estate tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state, local and non-United States tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as the underwriters of the offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters have agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Name	Number of Shares
J.P. Morgan Securities LLC	7,150,000
Citigroup Global Markets Inc.	7,150,000

Total	14,300,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters are purchasing the shares of common stock from the selling stockholders at $24.8273 per share. The shares may be offered by the underwriters from time to time to purchasers directly or through agents, or through brokers in brokerage transaction on the NASDAQ, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The expenses of the offering, including expenses incurred by the selling stockholders but not including the underwriting discount, are estimated at $0.7 million and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in connection with this offering in an amount up to $90,000.

Lock-up

We will agree that we will not, subject to certain exceptions, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Citigroup Global Markets Inc. for a period of 60 days after the date of this prospectus, other than the shares of our common stock to be sold or issued hereunder and any shares of our common stock issued upon the exercise of options granted under our existing equity incentive plans.

Our executive officers, directors and the selling stockholders will enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Citigroup Global Markets Inc., subject to certain exceptions, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, other than the shares sold or issued in this offering.

Listing

Our common stock is listed on NASDAQ under the symbol “BUFF.”

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriters may close out any covered short position by purchasing shares in the open market.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, it may discontinue them at any time. The underwriters may carry out these transactions on NASDAQ, in the over-the-counter market or otherwise.

In addition, in connection with this offering the underwriters may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

New Issue of Securities

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters have informed us that they do not expect to sell more than 5% of the common stock in the aggregate to accounts over which they exercise discretionary authority.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance

(Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Other Relationships

The underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For instance, affiliates of the underwriters are lenders, and in some cases agents or managers for the lenders under our senior secured credit facilities. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Blue Buffalo Pet Products, Inc. by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 incorporated by reference in this prospectus and registration statement have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and our common stock, we refer you to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part of, or incorporated by reference into, that registration statement. Statements contained in, or incorporated by reference into, this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement and its exhibits and schedules at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Blue Buffalo Pet Products, Inc., that file electronically with the SEC.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.bluebuffalo.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, nor is it incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus or incorporated or deemed to be incorporated by reference into this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but excluding any portions thereof that are furnished and not filed) from and including the date of this prospectus and prior to the termination of this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

•	our Current Reports on Form 8-K filed on June 3, 2016 and June 27, 2016;

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed on April 19, 2016, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and

•	our Registration Statement on Form 8-A filed on July 22, 2015, including any amendments or supplements thereto.

We will deliver, without charge to the requester, to anyone receiving this prospectus including any beneficial owner, upon written or oral request, a copy of any or all of the information incorporated by reference into this prospectus but not delivered with this prospectus, but the exhibits to those documents will not be delivered unless they have been specifically incorporated by reference. Requests for these documents should be made to:

Blue Buffalo Pet Products, Inc.

11 River Road

Wilton, CT 06897

Attention: Investor Relations

Phone: (203) 762-9751

You should rely only on the information incorporated by reference into or provided in this prospectus. We have not authorized anyone else to provide you with different information.

Blue Buffalo Pet Products, Inc.

14,300,000 shares